Exhibit 99.1
For investor relations information, contact:
Halifax Corporation of Virginia
Robert Drennen (717)-506-4700 or rdrennen@hxcorp.com
HALIFAX ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS
ALEXANDRIA, VA — February 16, 2010 — Halifax Corporation of Virginia (HALX.PK OTC) today announced its financial results for the quarter December 31, 2009.
Revenues for the three months ended December 31, 2009 were $7.7 million compared to $8.1 million for the prior year. For the nine months ended December 31, 2009, revenues were $23.0 million compared to $26.0 million for the same period last year. The decrease in revenues for the quarter and the nine months ended December 31, 2009 was attributable to the termination of certain large nation-wide enterprise maintenance contracts and lengthening sales cycles as a result of continued economic uncertainties.
The Company reported operating income of $85,000 for the three months ended December 31, 2009, compared to operating income of $318,000 for the same period last year. For the nine months ended December 31, 2009, the Company reported operating income of $323,000 compared to $982,000 for the same nine month period of 2008. The reduction in operating income was due to lower revenues as well as transaction costs incurred during the three month period associated with the Company’s delisting of its common stock and other deal costs related to the Company’s pending merger transaction.
The Company reported net income of $26,000, or $.01 per basic and diluted share for the three months and $253,000, or $.08 per basic and diluted share for the nine months ended December 31, 2009.
Charles McNew, President and Chief Executive Officer, stated, “The current quarter revenues increased modestly over the second quarter of the current year, although profitability was down due to transaction costs of approximately $91,000 for the quarter. We are pleased to continue our string of profitable quarters and we continue to remain reasonably optimistic looking forward, given the pressures in the maintenance service marketplace and the economic environment in general.”

Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data
(in 000’s except per share amounts)

	For the three months ended Dec 31,		For the nine months ended Dec 31,
Statements of operations	2009	2008	2009	2008

Revenues	$7,659	$8,120	$22,963	$26,043

Cost of services	6,526	6,826	19,658	21,835

Gross profit	1,133	1,294	3,305	4,208

Selling, marketing, general & administrative	957	976	2,891	3,226
Transaction costs	91	—	91	—

Operating income	85	318	323	982

Other income	1	1	154	2
Interest expense	(59)	(80)	(189)	(256)

Income before income taxes	27	239	288	728

Income tax expense	1	7	35	66

Net income	$26	$232	$253	$662

Earnings per common share-basic and diluted	$0.01	$0.07	$0.08	$0.21

Weighted average number of common shares outstanding:
Basic	3,175,206	3,175,206	3,175,206	3,175,206
Diluted	3,182,643	3,175,206	3,183,732	3,176,166

Balance Sheets	At December 31, 2009	At March 31, 2009

Current assets
Cash	$187	$766
Trade accounts receivable, net	5,936	6,794
Inventory, net	2,589	2,588
Prepaid expenses and other current assets	428	208

Total current assets	9,140	10,356

Property and equipment, net	664	727
Goodwill and intangibles, net	3,103	3,292
Other assets	38	56

Total assets	$12,945	$14,431

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$3,569	$4,546
Income tax payable	41	67
Deferred maintenance revenue	2,330	2,072
Bank debt	1,715	2,545
Current portion of long-term debt	186	331

Total current liabilities	7,841	9,561

Other long-term debt	139	141
Subordinated debt-affiliate	1,000	1,000
Deferred income	—	40

Total liabilities	8,980	10,742

Stockholders’ equity	3,965	3,689

Total liabilities and stockholders equity	$12,945	$14,431